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                                     PRINTWARE, INC.

                                     EXHIBIT 10.2(a)
            EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND TIMOTHY S. MURPHY


     THIS EMPLOYMENT AGREEMENT (this "Agreement") between Printware, Inc. (the "Company") and Tim Murphy (the "Employee") is dated as of January 11, 2001 (the "Effective Date").

     WHEREAS, the Company desires to employ Employee as the Company's Vice President of Sales and Marketing and the Employee desires to accept such employment;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. During the term of this Agreement the Company shall employ Employee as the Vice President of Sales and Marketing of the Company. Employee shall have such authority, responsibility and duties consistent with that position as may from time to time be assigned by the President and Chief Executive Officer of the Company.

2.  Compensation.

     (A) Base Salary. During the term of this Agreement the Company shall pay Employee an annual base salary of $100,000. The Company shall pay the annual salary in equal installments on the Company's regular payroll dates. The Company shall withhold and deduct from such installment payments such amounts as are required under federal, state and local law to be withheld for income tax or Social Security withholding purposes.

     (B) Signing Bonus. The Company shall pay Employee, as a signing bonus, $10,000 within thirty (30) days after Employee executes this Agreement (the "Signing Bonus"). If Employee terminates this Agreement earlier than January 10, 2002, Employee shall pay the Company, as repayment of the Signing Bonus, $10,000 within fifteen (15) days of such termination.

     (C) Incentive Compensation. Employee shall be eligible to receive incentive compensation, payable as a bonus of up to fifty percent (50%) of Employee's base salary within thirty (30) days after the date on which the Company's independently audited financial statements for the applicable fiscal year have been completed (a "Performance Bonus"). One-half of the Performance Bonus shall be based on fulfillment of sales objectives by the sales and marketing organization led by Employee and one-half of the Performance Bonus will be based on achievement of personal goals. The sales objectives and personal goals upon which the Performance Bonus shall be based shall be mutually determined by Employee and the Company and attached as an exhibit to this Agreement (the "Performance Bonus Exhibit") within thirty
(30) days of the date of execution of this Agreement. The amount of any Performance Bonus shall ultimately be determined by the President and Chief Executive Officer of the Company in good faith, by reference to the Performance Bonus Exhibit.

     (D) Transaction Severance. If a sale of a majority of the Company's stock or assets takes place on or before January 10, 2002 (a "Sale Transaction"), and Employee elects to terminate employment with the Company or the purchaser of the Company's assets or stock within ten (10) days of the closing of such Sale Transaction, the Company shall pay employee a severance payment equal to Fifty Thousand Dollars and 00/100 ($50,000). In the event that the purchaser of the Company's stock or assets elects to terminate Employee's employment upon the closing of a Sale Transaction, the Company shall pay Employee a severance payment equal to One Hundred Thousand and 00/100 Dollars ($100,000).

3. Term. The term of this Agreement shall begin on the Effective Date and end on the date a party terminates the Agreement pursuant to Section 4.

4.  Termination.

     (A) Termination by the Company for Cause. The Company may terminate Employee's employment at any time for Cause, effective immediately upon notice of such termination, which notice must articulate the cause supporting the proposed termination. "Cause" means (i) failure by Employee to meet objectives set by the President or Chief Executive Officer, (ii) willful failure by Employee to perform Employee's duties under this Agreement or comply with the directions of the President or Chief Executive Officer, (iii) malfeasance in the performance of Employee's duties under this Agreement including, without limitation, Employee's continued or repeated absence from work for reasons other than disability or sickness, (iv) Employee's commission of (a) a felony or, to the extent the President or Chief Executive Officer determines in good faith that the same reflects adversely upon the character or integrity of Employee or of the Company, a misdemeanor, under the laws of the United States or any state (whether or not in connection with Employee's employment), (b) unethical business practice on the part of Employee in connection with the affairs of the Company or (c) a material breach of any of the provisions of this Agreement. Upon termination of Employee's employment pursuant to this Section 4(A), Employee shall have a period of ten (10) days (the "Response Period") to respond in writing to the Company's President or Chief Executive Officer with respect to the basis for termination articulated by the Company in the notice of termination presented to Employee. During the Response Period, the Company shall continue to pay a base salary to Employee. After receipt of employee's response (if any is given) the President or Chief Executive Officer may elect to terminate this Agreement, effective immediately, or reinstate Employee's employment and continue this Agreement in full force and effect. Upon termination of this Agreement pursuant to this Section 4(A), the Company's obligation to pay any amount to Employee, including but not limited to any base salary, Performance Bonus, severance, any amount payable under any benefit plan or any other amount, shall immediately cease.

     (B) Termination by the Company without Cause. The Company may terminate this Agreement at any time without Cause, effective immediately upon notice to Employee. Within thirty (30) days of termination without Cause pursuant to this Section 4(B), the Company shall pay Employee the sum of One Hundred Thousand and 00/100 Dollars ($100,000). Thereafter, the Company's obligation to pay to Employee any base salary, severance or any amount payable under any benefit plan shall immediately cease, but Employee shall remain eligible for a Performance Bonus pursuant to Section 2(C), determined on a pro rata basis.

     (C) Death and Disability. This Agreement shall terminate upon Employee's death. The Company may terminate this Agreement if Employee is physically or mentally incapacitated such that Employee has been unable for sixty (60) days in any 360-day period to perform Employee's duties under this Agreement. Upon termination of this Agreement pursuant to this Section 4(C), the Company's obligation to pay any amount to Employee, including but not limited to any base salary, severance or any amount payable under any benefit plan (other than such benefits to which Employee may be entitled under any such plan as a result of disability), shall immediately cease, but Employee shall remain eligible for a Performance Bonus pursuant to Section 2(C), determined on a pro rata basis. This Section 4(C) shall not be construed as a waiver by Employee of any rights Employee may have under the Family Medical Leave Act, the Americans with Disabilities Act or any state law regarding disability leave or disability discrimination.

     (D) Termination by Employee without Cause. Employee may terminate this Agreement at any time, without cause, on thirty (30) days' written notice to the Company. Upon the termination of this agreement by Employee, the Company's obligation to pay Employee any base salary, Performance Bonus, severance, any amount payable under any benefit plan payment or any other amount shall immediately cease. If this Agreement is terminated pursuant to this Section 4(D) on or before January 10, 2002, Employee shall pay the Company, as repayment of the Signing Bonus, $10,000 within fifteen (15) days of such termination, as provided in Section 2(B) of this Agreement.

5. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Employee without the prior written consent of the Company.

6.  Severability.   If any provision of this Agreement is determined to be
prohibited by or unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7. Entire Agreement. This Agreement, together with a stock option agreement between the Company and Employee of even date herewith, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties.

8. No Waiver. No term or condition of this Agreement shall be deemed to have been waived except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed one agreement.

10. Applicable Law. This Agreement is to be interpreted and enforced in accordance with the laws of the State of Minnesota.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


PRINTWARE, INC.

By: /s/Stanley Goldberg
    -------------------------
Stanley Goldberg, President and CEO

By: /s/Tim Murphy
    -------------------------
Tim Murphy